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                                                                   EXHIBIT 99.1

HUGHES / USSB MERGER

MERGER CONSIDERATION PAYABLE - FOR ILLUSTRATIVE PURPOSES ONLY (a)

                                                                      STOCK/CASH MIX(e)
                                                 ----------------------------------------------------------
                                                             70/30                           50/50
                                                 ------------------------------      ----------------------
                             TOTAL                 # OF               CASH            # OF            CASH
GMH PRICES(b)           CONSIDERATION(c)         SHARES(d)            PAID           SHARES           PAID
-----------------------------------------------------------------------------------------------------------
$50.00                      $1,617                 22.6               $485            16.2            $808
-----------------------------------------------------------------------------------------------------------
 47.68  (Cap)                1,617                 23.7                485            17.0             808
 38.25                       1,297                 23.7                389            17.0             648
 27.81  (Floor)                943                 23.7                283            17.0             472
-----------------------------------------------------------------------------------------------------------
 25.00                         943                 23.7                350            18.9             472
 20.00                         943                 23.7                468            23.6             472
 19.87  (Subfloor)             943                 23.7                472            23.7             472
-----------------------------------------------------------------------------------------------------------
 15.00                         712                 23.7                356            23.7             356
-----------------------------------------------------------------------------------------------------------

(a) This table sets forth illustrations of certain possible scenarios relating to the consideration payable under the Merger Agreement. Reference is made to the Merger Agreement for a complete description of the calculation of the consideration payable thereunder and other terms and conditions of the transaction.

(b) Assumes the closing price of GMH stock on the closing date equals the volume weighted average closing price for the 20 trading day period ending on the second trading day prior to the closing date (which average price shall determine the merger consideration).

(c) Assumes no reduction in merger consideration due to contingencies set forth in the Merger Agreement, which are not expected to be material. Assumes that there will be no further restriction on use of cash necessary to achieve tax-free reorganization treatment for holders receiving shares.

(d) Assumes no change in the number of USSB shares outstanding prior to the Closing Date. Such number could increase due to the exercise of USSB stock options.

(e) Dollars in millions, rounded to the nearest million; shares in millions, rounded to the nearest 100,000.


                               Exhibit 99.1-1